EXHIBIT 99.2
FOR IMMEDIATE RELEASE

Contacts:	Shanye Hudson	Marc Musgrove
	Investor Relations	Public Relations
	shudson@micron.com	mmusgrove@micron.com
	(208) 492-1205	(208) 363-2405

Micron Announces Appointment of Jeff VerHeul as SVP of Non-Volatile Engineering

BOISE, Idaho (June 26, 2017) - Micron Technology, Inc., today announced the appointment of Jeff VerHeul as senior vice president, Non-Volatile Engineering, reporting to Sanjay Mehrotra, Micron president and CEO. VerHeul most recently was senior vice president, Corporate Engineering at SanDisk, where he was responsible for developing a broad array of flash products.
VerHeul’s new role will drive greater focus on solid state drives (SSDs) and other value-added solutions based on Micron’s non-volatile memory technology to address the growing opportunity for these solutions in large market segments like cloud, enterprise, client and mobile.
VerHeul is a 36-year semiconductor industry veteran with deep and broad semiconductor knowledge and experience. He brings a unique combination of business acumen, technical understanding and systems development gained as an executive at leading technology companies including AMD, IBM, and SanDisk.
“We are excited to welcome Jeff to the team and look forward to him driving execution of our non-volatile memory product roadmap,” said Sanjay Mehrotra, Micron president and CEO.
Brian Shirley will continue to lead the DRAM engineering teams as senior vice president, DRAM and emerging memory engineering, also reporting to Mehrotra.
Additional career information on Jeff VerHeul is available at http://www.micron.com/media.

Micron Technology is a world leader in innovative memory solutions. Through our global brands - Micron, Crucial®, Lexar® and Ballistix® - our broad portfolio of high-performance memory technologies, including DRAM, NAND, NOR Flash and 3D XPoint™ memory, is transforming how the world uses information. Backed by more than 35 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, data center, mobile, embedded and automotive applications. Micron's common stock is traded on the Nasdaq under the MU symbol. To learn more about Micron Technology, Inc., visit micron.com.

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